EXHIBIT 23.2

                             CONSENT OF INDEPENDENT
                             ----------------------
                          CERTIFIED PUBLIC ACCOUNTANTS
                          ----------------------------


The Board of Directors
First Oak Brook Bancshares, Inc:

         We consent to incorporation by reference in this Registration Statement on Form S-8 of First Oak Brook Bancshares, Inc. of our report dated January 21, 2002, relating to the consolidated balance sheets of First Oak Brook Bancshares Inc. and subsidiaries as of December 31, 2001, and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of First Oak Brook Bancshares, Inc.

                                                      /s/  KMPG, LLP


Chicago, Illinois
May 7, 2002

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